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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of dELiA*s Corp. dated December 11, 2000 of our report dated March 30, 1999 (April 14, 1999 as to Note 1 sentences two and three) and contained in Registration Statement No. 333-44916 of dELiA*s Inc. on Form S-4 under the Securities Act of 1933 insofar as such report relates to the consolidated financial statements of dELiA*s Inc. as of January 31, 1999 and for the two fiscal years in the period ended January 31, 1999.

We also consent to the incorporation by reference in Registration Statement No. 333-91837 on Form S-8 and Registration Statement No. 333-36300 on Form S-3 of our report dated March 30, 1999 (April 14, 1999 as to Note 1 sentences two and three).


DELOITTE & TOUCHE LLP

New York, New York
December 11, 2000